Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.19
Google Services Agreement

This Google Services Agreement (“GSA”) is entered into by and between Google Inc. (“Google”) and GuruNet Corporation, a corporation formed under the laws of Delaware (“Customer”). This GSA shall be effective as of the GSA Effective Date Set forth in the signature block below. Each Order Form (as defined below) shall be governed by this GSA and shall become effective on the data stated in such Order Form (“Order Form Effective Date”). This GSA and the corresponding individual Order Form into which this GSA is incorporated together constitute the “Agreement”.

1 DEFINED TERMS. The following capitalized terms shall have the meanings set forth below. Capitalized terms used but not defined in this GSA, shall have the meanings stated in the Order Form.

1.1 “Ads” or “Advertising Results” means advertisements served by Google under the Agreement.

1.2 “Beta Features” are those features of the Services which are identified by Google as beta or unsupported in Google’s then current technical documentation.

1.3 “Brand Features” means the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as secured by such party from time to time.

1.4 “Customer Client Application” means the Client Application(s), if any, approved for purposes of accessing one or more of the Services as provided in the Order Form.

1.5 “Customer Content” means any editorial, text, graphic, audiovisual, and other content that is serviced to End Users of the Site(s) or Customer Client Application (s) and that it not provided by Google.

1.6 “Destination Page” means any Web page which may be accessed by clicking on any portion of an Advertising Result and/or Search Result.

1.7 “End Users” of a particular Site or Customer Client Application means individual, human end users who visit or use the applicable Site or Customer Client Application.

1.8 “Google Protocol” means Google’s then current protocol for accessing and implementing the Services.

1.9 “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy right laws, and any an all other proprietary rights, as well as any and all application, renewals, extensions, restorations and re-instatements thereof, now or hereafter in force and effect worldwide.

1.10 “Order Form” means the individual Google Services Agreement Order Form executed by both Customer and Google and into which this GSA has been incorporated by references as provided therein. Each Order Form (as it may be amended from time to time) into which this GSA may be incorporated will be considered a separate agreement from any other Order Form. Accordingly, for purposes of interpretation of any specific order form, “Order Form” shall refer only to that Order Form into which this GSA has been incorporated and which is the subject of interpretation, and not to be any other order form into which this GSA may otherwise be incorporated (unless and then only to the extent the parties have expressly provided otherwise).

1.11 “Results Page” means a Web page on which Google Search and/or Advertising Results are displayed.

1.12 “Search Results” means search results served by Google under the Agreement.

1.13 “Services” means the services ordered by Customer and to be provided by Google pursuant to the Order Form.

2 SERVICES.

2.1 Services. Subject to the terms and conditions of this Agreement, Google will provide Customer, and Customer will procure from Google, the Services for the fees set forth in the Order Form executed by Customer and Google. This GSA may be incorporated into more than one Order Form, provided that each such Order Form (together with all documents incorporated therein) shall be considered a separate agreement from any other Order Form. In the event of any conflict between the provisions of the Order Form and the provisions of this GSA, the provisions of the Order Form shall control.

2.2 Beta or Unsupported Features. Certain Services may include Beta Features, Customer understands and agrees that Beat Features are provided “as is” and any use thereof shall be undertaken solely at Customer’s own risk. Google reserves the right, in its sole discretion, to include or cease providing Beta Features as part of any Services at any time.

3 CUSTOMER OBLIGATIONS.

3.1 Prohibited Actions. Customer shall not, and shall not allow any third party to:

(a) edit, modify, truncate, filter or change the order of the information contained in any Search Results and/or Advertising Results (either individually or collectively), including, without limitation, by way of commingling Search Results an/or Advertising Results with non-Google provided search results or advertising;
(b) frame any Results Page or Destination Page;
(c) redirect an End User away from the Destination Page, provide a version of the Destination Page different from the page an End User would access by going directly to the Destination Page, intersperse any content between an Advertising Result or Search Result and the corresponding Destination Page or implement any click tracking or other monitoring of Advertising Results or Search Results;
(d) display any Search Results and/or Advertising Results in pop-up, pop-under, exit windows, expanding buttons, or animation;
(e) display any Search Results and/or Advertising Results to any third parties other than End Users;

Google Confidential	Page 1	V4.4 GSA 1104

(f) minimize, remove or otherwise inhibit the full and complete display of any Results Page (including any Search Results and/or Advertising Results), and the corresponding Destination Page;
(g) produce or distribute any software, or permit any of its software to be distributed with software, that prevents the display of ads provided by Google (such as by way of blocking or replacing ads);
(h) directly or indirectly access, launch and/or activate the Services through or from, or otherwise incorporate the Services in, any software application, Web site or other means other than the Site(s), and then only to the extent expressly permitted herein;
(i) transfer, sell, lease, syndicate, sub-syndicate, lend, or use for co-branding, timesharing, service bureau or other unauthorized purposes any Services or access thereto (including, but not limited to Search Results and/or Advertising Results, or any part, copy or derivative thereof);
(j) enter into any arrangement or agreement under which any third party pays Customer fees, Customer pays any third party fees, or either shares in any revenue payments and/or royalties for any Search Results and/or Advertising Results.
(k) directly or indirectly generate queries, or impressions of or clicks on Search or Advertising Results, through any automated, descriptive, fraudulent or other invalid means (including, but not limited to, click spam, robots, macro programs, and Internet agents); or
(l) encourage or require End Users or any other persons, either with or without their knowledge, to click on Advertising Results through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent (each of the foregoing in subsections (k) and (l) a “Fraudulent Act”).
(m) modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to source code from any Services, the Google Protocol, or any other Google technology, content, date, routines, software, materials, and documentation;
(n) remove, deface, obscure, or alter Google’s copyright notice, trademarks or other proprietary rights notices affixed to or Provided as a part of any Services, the Google Protocol, or any other Google technology, software, materials and documentation;
(o) “crawl”, “spider”, index or in any non-transitory manner stores or cache information obtained by Services (including, but not limited to, Search Results and/or Advertising Results, or any part, copy or derivative thereof);
(p) create or attempt to create a substitute or similar services or product through use of or access to any of the Services or proprietary information related thereto ; or
(q) engage in any action or practice that reflects poorly on Google or otherwise disparages or devalues Google’s reputation or goodwill.

Further, no Site or Customer Client Application shall contain any pornographic, hate-related or violent content or contain any other material, products or services that violate or encourage conduct that would violate any criminal laws, any other applicable laws, or any third party rights.

3.2 Implementation. Customer shall ensure that there is no use of or access to any Services through Customer’s properties which are not in compliance with the terms of the Agreement or not otherwise approved by Google, and Customer shall monitor and disable any such access or use by unauthorized parties (including, but not limited to, spammers or any third party sites). Furthermore, at all times during the Services Term, Google reserves final approval authority with respect to the means used by Customer to deploy the Services, and in the event Google disapproves of such deployment, Google shall have the right, upon, written notice to Customer, to suspend any continued use of the applicable services until such time Customer implements adequate corrective modifications as reasonably required and determined by Google. Google may send uncompensated test queries to the Site(s) or Customer Client Application(s) at any time to verify Customer’s compliance with the requirements of this Agreement.

4. Ownership License Grants.

4.1 Google Rights. Google shall own all right, title and interest, including without limitation all intellectual Property Rights (as defined below), relating to the Services (and any derivative works or enhancements thereof), including but not limited to, all software, technology, information, content, materials, guidelines, documentation, and the Google Protocol. Customer shall not acquire any right, title or interest therein, except for the limited use rights expressly set forth in the Agreement. Any rights not expressly granted herein are deemed withheld.

4.2 Customer Rights. Customers, its licensors, or other applicable third party providers own all intellectual Property Rights in and to the Customer Content. Google shall not acquire any right, title or interest in or to such Customer Content, except, as expressly provided herein. Any rights not expressly granted herein are deemed withheld.

4.3 Brand Features: License Grant.

4.3.1 Brand Features. Each party shall own all right, title and interest, including without limitation all intellectual Property Rights, relating to its Brand Features. Some, but not all examples of Google Brand Features are located at http://www.google.com/permissions/trademarks.html (or such other URLs Google may provide from time to time). Except to the limited extent expressly provided in this Agreement, neither party grants, and the other party shall not acquire, any right, title or interest (including, without limitations, any implied license) in or to any Brand Features of the first party; and all rights not expressly granted herein are deemed withheld. All use by Google of Customer Brand Features (including any goodwill associated therewith) shall inure to the benefit of Google. No party shall challenge or assist others to challenge the Brand Features of the other party (except to protect such party’s rights with respect to its own Brand Features) or the registration thereof by the other party, nor shall either party attempt to register any Brand Features or domain names that are confusingly similar to those of the other party.

4.3.2 License to Google Brand Features. Subject to the terms and conditions of this Agreement, Google grants to Customer a limited, nonexclusive and nonsublicensable license during the Services Term to display those Google Brand Features expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein. Notwithstanding anything to the contrary, Google may revoke the license granted herein to use Google’s Brand Features upon providing Customer with written notice thereof and a reasonable period of time to access such usage. Furthermore, in its use of any Google Brand Features, Customer agrees to adhere to Google’s then current Brand Features use guidelines, and any content contained or reference therein, which maybe be found at the following URL: http://www.google.com/permissions/guidelines.html (or such other URL Google may provide from time to time.)

4.3.3 License to Customer Brand Features. Subject to the terms and conditions of this Agreement, Customer grants to Google a limited, nonexclusive and nonsublicensable license during the Services Term to display those Customer Brand Features expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein. Notwithstanding anything to the contrary, Customer may revoke the license granted herein to use Customer’s Brand Features upon providing Google with written notice thereof and a reasonable period of time to cease such usage.

Google Confidential	Page 2	V4.4 GSA 1104

5. Payment

5.1 Fees. The fees and payment terms for the Services shall be set forth in the applicable Order Form.

5.2 Taxes and Other Charges. All payments under the Agreement are exclusive of taxes imposed by any governmental entity. Customer shall pay any applicable taxes, including sales, use personal property, value-added, exercise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental entities or whatever kind and imposed with respect to the transactions for services provided under the Agreement, including penalties and interest, but specifically excluding taxes based upon Google’s net income. When Google has the legal obligation to collect any applicable taxes, the appropriate amount shall be invoiced to and paid by Customer “net thirty (30) days” from the date of invoice or other notification. Customer shall promptly provide Google with such documentation as may be required by the applicable governmental entity in order for Google to process payments hereunder (including, without limitation, a valid certification of Customer’s exemption from obligation to pay taxes as authorized by the appropriate governmental entity), and Google may withhold any payments required to be made hereunder until Customer has provided such documentation. Customer shall promptly provide Google with original or certified copies of all tax payments or other sufficient evidence of tax payments at the time such payments are made by Customer pursuant to the Agreement.

6. Representations, Warranties and Disclaimers. Each party represents and warrants that it has full power and authority to enter into the Agreement. Customer represents and warrants that: (a) Customer owns and controls one hundred percent (100%) of the Site(s) and Customer Client Application(s) and otherwise has and will maintain throughout the Services Term all rights, authorizations and licenses that are required with respect to the Site(s) and Customer Application(s) to permit Google to perform the Services contemplated under this Agreement; (b) the execution and delivery of this Agreement, and the performance by Customer of its obligations hereunder, will not constitute a breach or default of or otherwise violate any agreement to which such party, or any of its affiliates are a party or violate any rights of any third parties arising therefrom; (c) Customer shall use information provided by Google (including, but not limited to, Search Results and/or Advertising Results) in a manner that complies with applicable laws; and (d) Customer has and will maintain all rights as shall be required to send the information it provides to Google pursuant to this Agreement. Google does not warrant that the Services will meet all of the Customer’s requirements or that performances of the Services will be uninterrupted, virus free, secure or error-free. Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.

7. Indemnification.

7.1 Google Indemnity. Google will defend, or at its option settle, any third party lawsuit or proceeding brought against Customer based upon or otherwise arising out of a claim that Google’s technology used to provide the Services or any Google Brand Feature infringe(s) or misappropriate(s) any copyright, trade secret or trademark of such third party. Notwithstanding the foregoing, in no event shall Google have any obligations or liability under this Section arising from: (i) use of any Beta Features, the News Search Services or Image Search Services, (ii) use of any Services or Google Brand Features in a modified form or in combination with materials not furnished by Google, (iii) any content, information or data provided by Customer, End Users or any other third parties, and (iv) any Search Results or Advertising Results or third party Web sites or content to which such Search Results or Advertising Results may link. Google, in its sole and reasonable discretion, reserves the right to terminate Customer’s continued use of any Services or Google Brand Features which are alleged or believed by Google to infringe.

7.2 Customer Indemnity. Customer will defend, or at its option settle, any third party lawsuit or proceeding brought against Google based upon or otherwise arising out of : (a) Customer Content, the Site(s), Customer Client Application(s) and/or Customer Brand Features; (b) Customer’s use of the News Search Services or the Image Search Services; (c) Customer’s use of the Services in any manner inconsistent with or in breach of the Agreement; and/or (d) any claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsection (b) of the second sentence of Section 6.

7.3 General. Indemnification provided under Sections 7.1 and 7.2 shall be limited to (a) payment by the indemnifying party (“Indemnitor”) of all damages and costs finally awarded for such claim, or (b) settlement costs approved in writing by the Indemnitor. The foregoing obligations shall exist only if the party seeking indemnification (“Indemnitee”); (i) promptly notifies the indemnitor of such claim, (ii) provides the indemnitor with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) gives the indemnitor full control and sole authority over the defense and settlement of such claim. The indemnitee may join in defense with counsel if its choice at its own expense. The Indemnitor shall only reimburse for expenses incurred by the Indemnitee with the Indemnitor’s prior written approval. SECTION 7 STATES THE PARTIES’ ENTIRE LIABILITY AND EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS AS SET FORTH ABOVE.

8. Limitation of Liability.

8.1 Limitation. SUBJECT TO SECTION 8.2, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. SUBJECT TO SECTION 8.2, IN NO EVENT SHALL GOOGLE’S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT (WHEN AGGREGATED WITH GOOGLE’S LIABILITY FOR ALL OTHER CLAIMS ARISING OUT OF THIS AGREEMENT) EXCEED THE NET AMOUNT GOOGLE HAS ACTUALLY RECEIVED AND RETAINED (AFTER ACCOUNTING FOR ALL DEDUCTIONS, PAYMENTS TO CUSTOMER AND OTHER OFFSETS PROVIDED FOR UNDER THE AGREEMENT) DURING THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH CLAIM ARISES.

Google Confidential	Page 3	V4.4 GSA 1104

8.2 Exclusions from Limitations. Unless and then only to the extent this Agreement expressly states otherwise, nothing in this Agreement shall exclude or limit either party’s liability for: (a) breaches of the exclusivity obligations contained in this Agreement; (b) breaches of any confidentiality obligations contained in this Agreement; (c) infringement or misappropriation of the other party’s Intellectual Property Rights or Customer’s breach of any license granted in this Agreement to use the applicable Google Data Protocol(s); or (d) any amounts payable to third parties pursuant to the parties’ indemnification obligations hereunder.

8.3 Allocation of Risk. The parties agree that (i) the mutual agreements made in this Section 8 reflect a reasonable allocation of risk, and (ii) that each party would not enter into the Agreement without these limitations on liability.

9 Confidentiality; PR.

9.1 Confidentiality. Disclosure of confidential and/or proprietary information disclosed hereunder, including the existence and content of the Agreement and any information provided pursuant to the Agreement, shall be governed by the confidentiality provisions of the Google Standard Mutual Non-Disclosure Agreement, which has been executed by the parties prior to or concurrently with this GSA, as of the date provided in the Order Form (the “NDA”). The confidentiality provisions of the NDA are hereby incorporated by reference into this GSA.

9.2 PR. Neither party will issue any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval. Notwithstanding the foregoing, Google may include Customer’s Brand Features in Presentations, marketing materials, and customer lists (which includes, without limitation, customer lists posted on Google’s web sites and screen shots of Customer’s Implementation of the Services). Upon Customer’s request, Google will furnish Customer with a sample of such usage.

10 Term and Termination

10.1 Term. The term of an Order Form under which Services may be used by Customer shall commence on the applicable Order Form Effective Date (except as otherwise specified in such Order Form) and shall continue for the period of time set forth on such Order Form for the applicable Services (“Services Term”), unless earlier terminated as provided herein or therein.

10.2 Termination.

10.2.1 General. Either party may suspend performance and/or terminate this Agreement, in whole or in part: (i) if the other party materially breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (ii) if the other party becomes insolvent of makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee, administrator or receiver appointed for its business or assets or any part thereof.

10.2.2 Google Termination Rights. Google may terminate this Agreement, or the provision of any Service hereunder, immediately upon written notice: (i) if Customer breaches Section 3.1 (Prohibited Actions) of this GSA, Section 4.3 (License Grants; Brand Features) of this GSA or, Section 9.1 (Confidentiality) of this GSA or the exclusivity provisions contained in the Order Form; (ii) if Customer is in material breach of this Agreement more than two (2) times notwithstanding any cure of such breaches; (iii) if Google reasonably determines that it is commercially impractical to continue providing the Services in light of applicable laws; or (iv) as otherwise provided in the Order Form.

10.2.3 Suspension and Termination in the Event of an Injunction. Google may suspend performance under this Agreement in whole or in part with immediate effect if, as a result of a claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsections (b) and (c) of the second sentence of Section 6, Google is obliged by final or temporary court order or magisterial decision to temporarily or permanently refrain from continuing to perform its obligations under this Agreement. Google’s rights under this provision shall become effective on the date of the court order or magisterial decision or on the date of the service of the order irrespective of the possibility of appeal. If any suspension under this paragraph continues for more than six (6) months, Google may terminate this Agreement in whole or in part with immediate effect.

10.3 Rights upon Termination. Upon the expiration or termination of the Agreement for any reason: (i) all rights and licenses granted by Google shall cease immediately; (ii) each party shall promptly return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party; and (iii) Customer’s rights to use any Google Brand Features, as permitted under the Agreement, shall cease immediately.

10.4 Effect of Termination of an Order Form. The termination or expiration of an Individual Order Form or this Agreement shall not have the effect of terminating any other Individual Order Form or this GSA with respect to such other Individual Order Form, unless expressly agreed to by the parties in writing. Either party may terminate this GSA upon thirty (30) days’ prior written notice to the other, provided that in no event may this GSA be terminated with respect to any Order Form that remains outstanding.

Google Confidential	Page 4	V4.4 GSA 1104

10.5 Non-exclusive Remedy. Termination or expiration of this Agreement, in part or in whole, shall not limit either party from pursuing other remedies available to it, nor shall either party be relieved of its obligation to pay all fees that are due and owing under this Agreement through the effective date of termination. Neither party shall be liable to the other for any damages resulting solely from termination as permitted herein.

11. Miscellaneous

11.1 Compliance with Laws. Each party shall comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement.

11.2 Notices. All notices shall be in English and in writing and (a) if sent to Customer to the address identified on the Order Form and (b) If sent to Google to such address as provided at: www.google.com/corporate/address.html or as otherwise provided in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of Google Finance, all legal notices shall be sent to the attention of the Google Legal Department, and all other correspondence shall be sent to the attention of the account manager specified by Google. Notice shall be deemed given (1) upon receipt when delivered personally, (II) upon written verification of receipt from overnight courier, (III) upon verification of receipt of registered or certified mail or (IV) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via first class mail.

11.3 Assignment. Customer shall not assign or otherwise transfer its rights or delegate its obligations under the Agreement, in whole or in part, without the prior written consent of Google; and any attempt to do so will be null and void. For purposes of this sentence, an assignment will be deemed to include any transaction in which another party or parties acquire the direct or indirect power to direct the management and policies of a party or its assets, whether by way of merger, consolidation, change of control, sale of all or substantially all of a party’s securities or assets, contract, management agreement or otherwise.

11.4 Consultations. Before a party initiates legal action against the other arising from the Agreement (except to seek injunctive or equitable relief or to otherwise protect its intellectual Property Rights), the matter in controversy will first be referred to an officer of each party, who shall make good faith and reasonable efforts to resolve the matter within four (4) weeks of the date of referral.

11.5 Governing Law. The laws of California, excluding California’s choice of law rules, and applicable federal U.S. laws shall govern the Agreement. Each party agrees to submit to the personal and exclusive jurisdiction of the courts located in Santa Clara County, California. The parties specially exclude from application to the Agreement the United Nations Convention of Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.

11.6 Equitable Relief. Either party may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, for breach or threatened breach of Customer’s exclusitivity obligations contained in this Agreement, either party’s license grant set forth in this Agreement, or either party’s obligations contained in Sections 4 (Ownership; License Grant) or Section 9.1 (Confidentiality) of this GSA.

11.7 Entire Agreement. The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof. This GSA and related Order Form(s) (Including any exhibits thereto), and any terms located at Google URLs referenced pursuant to the Agreement (which are all incorporated herein by reference), constitute the entire agreement with respect to the subject matter hereof, and any terms contained in any related purchase order(s) or other documents pertaining to the subject matter of the Agreement shall be null and void.

11.8 Amendments. Any amendments or modifications to the Agreement must (I) be in writing; (II) refer to the Agreement; and (III) be executed by an authorized representative of each party. Any changes to the Agreement not approved in writing by the Google Legal Department shall not be binding on Google.

11.9 No Waiver. The failure to require performance of any provision shall not affect a party’s right to require performance at any time thereafter; nor shall waiver of a breach of any provision constitute a waiver of the provision itself.

11.10 Severability. If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision shall be interpreted so as to best accomplish its intended objectives and the remaining provisions shall remain in full force and effect.

11.11 Survival. The following sections of this GSA will survive any expiration or termination of this Agreement: 4.1, 4.2, 4.3.1 (except for the last sentence thereof), 5.2, 6, 7, 8, 9 (including the NDA), 10.3, 10.4, 10.5 and 11.

11.12 Independent Contractors. The parties hereto are and shall remain independent contractors and nothing herein shall be deemed to create any agency, partnership, or joint venture relationship between the parties. Neither party shall be deemed to be an employee or legal representative of the other nor shall either party have any right or authority to create any obligation on behalf of the other party.

11.13 No Third Party Beneficiaries. The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

11.14 Force Majeure: Transmissions. Neither party shall be liable for failing or delaying performance of its obligations (except for the payment of money) resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labor conditions, power failure, and Internet disturbances. Google will not be responsible for receiving data, queries or requests directly from End Users or any other third party, for transmission of data between Customer’s (or any End User’s) and Google’s network interface, or for displaying any applicable Results Set(s) to End Users.

11.15 Successors; Counterparts; Drafting; General. This Agreement (a) shall be binding on and inure to the benefit of each of the parties and their respective successor and assigns; (b) may be executed in counterparts, including facsimile counterparts, each of which will be deemed an original and all of which when taken together will constitute one and the same instrument; and (c) shall be construed as if both parties jointly wrote it. In the event of conflict between the terms of this GSA and the terms of the Order Form, the Order Form shall govern with respect to such conflict.

Google Confidential	Page 5	V4.4 GSA 1104

IN WITNESS WHEROF, the parties have executed this GSA by persons duly authorized as of the “GSA Effective Date”, which shall be the date written by Google below.

Google: GOOGLE INC,	Customer: GuruNet Corporation

By: /s/ Joan Braddi	By: /s/ Robert S. Rosenschein
Print Name: Joan Braddi	Print Name: Robert S. Rosenschein
Title: VP Search Services	Title: CEO
Date: Jan 28, 2005	Date: Jan 27, 2005

Google Confidential	Page 6	V4.4 GSA 1104

Google [Logo]	Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Tel: (650) 623-4000 Fax:(650) 618-2678	Google Services Agreement ORDER FORM	Google SPD Rep: Herman Google SPD Director: Kapoor Google Sales Engineer: Stephens Google Legal Contact: Lee

CUSTOMER (FULL LEGAL NAME): GuruNet Corporation		GSA Effective Date: 1/28/05	NDA Effective Date: 10/12/04
	Corporate Contact Information:	Billing Contact Information:	Legal Notices to:
Attention:	Gil Reich	Steve Steinberg	Steve Steinberg
Title:	Director, Product Management	CFO	CFO
Address, City, State, Postal Code, Country:	GuruNet, POB 48253, Jerusalem Tech. Park, Bldg. 98 Jerusalem, Israel	441 Route 306, Wesley Hills, NY, 10952-1233, USA	441 Route 306, Wesley Hills, NY, 10952-1233, USA
Phone:	+972-2-649-5133	(845)818-3988	(845)818-3988
Fax:	+972-2-649-5001	(845)818-3974	(845)818-3974
Email:	gil@gurunet.com	steves@gurunet.com	steves@gurunet.com
Technical Contact:	Name: Jeff Schneiderman	Email: jeff@gurunet.com	Tel: (866)531-1843
Customer Wire Transfer Info (if applicable):		D&B DUNS Number:	VAT/Tax Number:
Order Form Effective Date: 1/28/05		Initial Services Term: 1/28/05 - 1/31/06

SEARCH SERVICES

SEARCH SERVICES	Non-Refundable Annual Service and Support Fee	Monthly Search Fee Minimum Payment	Search Fees	Safe Search (Check if applicable)	Language Restrict (Check if applicable)	Country/Location Restrict (Check if applicable)
WebSearch Services Est. Query Vol./Day WebSearch Site(s): www.gurunet.com; www.answers.com Client Application(s) Approved for WebSearch Services: GuruNet 5.1			* Search Result Sets	☒ SafeSearch ☐ High ☒ Medium ☐ Off	☐ If checked, specify languages:	☐ If checked, specify country:

Google Confidential	Page 1	GSA Order Form v4.4 1104

ADSENSE SERVICES

ADSENSE FOR SEARCH (“AFS”)	Customer’s AFS Revenue Share Percentage (%)	AFS Deduction Percentage (%)	Specifications
☒ AdSense for Search AFS Site: www.gurunet.com; www.answers.com Approved Client Application: GuruNet 5.1	*%	*%

Sponsored Links/Results Page Min. # (See Exhibit A)
Wide Format # 2; Narrow Format # 5
Above-the-fold: Yes
See Exhibit A for other AFS Specifications
AdWords Link Location: All Results Pages
AdWords Link Size:

Optional AdSense for Search Features: (check the applicable boxes)	☐ AdSafe Level: ☐High ☒ Medium ☐ Low ☐ Off ☐ Adult Only

ADSENSE FOR SEARCH (“AFS”)	Customer’s AFS Revenue Share Percentage (%)	AFS Deduction Percentage (%)	Specifications
☒ AdSense for Search AFS Site: www.gurunet.com; www.answers.com Approved Client Application: GuruNet 5.1	*%	*%	See Exhibit A for AFC Specifications
Optional AdSense for Content Features: (check the applicable boxes)	☐ AdSafe Level: ☐ High ☒ Medium	☐ Related Ad Links

To Be Completed By Google Finance
Customer PO #: ______ ☐ Credit Check Complete	Currency: ☒ US Dollar ☐ Japanese Yen ☐ Other:

Google Confidential	Page 2	GSA Order Form v4.4 1104

GSA Order Form Terms and Conditions

1. Incorporation of Google Services Agreement. This Order Form, including the terms and conditions hereunder, shall be governed by and incorporates by reference the Google Services Agreement between Google and Customer with the GSA Effective Date set forth in the Cover Page of this Order Form (the “GSA”). If any terms of this Order Form conflict with the terms of the GSA, the terms of this Order Form shall control. The GSA and this Order Form together comprise the “Agreement.”

2. Services Term. The term of this Order Form shall commence on the Order Form Effective Date and shall continue for the period of the Initial Services Term stated above, unless earlier terminated as provided in this Agreement. Thereafter, this Order Form may be renewed only upon a definitive written agreement signed by the parties. For purposes of this Agreement, the term of any renewal hereunder is referred to as the “Renewal Term,” and the Initial Services Term, together with the Renewal Term, if any, may also be referred to as the “Services Term.”

3. Defined Terms. The following capitalized terms shall have the meanings set forth below. Capitalized terms used but not defined in this Order Form shall have the meanings stated in the GSA.

GENERAL

3.1. “Above-the-fold” means that portion of an Internet browser that is visible to any End User at a minimum resolution of 800 by 600 pixels without scrolling within the applicable Web page, as viewed through an Internet browser application considered among the top two (2) most widely used from time to time.

3.2. “Ads” or “Advertising Results” means advertisements served by Google hereunder.

3.3. “Client Application” means any application, plug-in, helper, component or other executable code that runs on user’s computer; examples of Client Applications include those that provide instant messaging, chat, email, data, file viewing, media playing, file sharing, games, internet navigation, search and other services. A “WebSearch Client Application,” or “AFS Client Application,” means those Customer Client Applications that have been approved by Google to access the WebSearch or AFS Services, respectively, either as reflected on the Cover Page(s) of this Order Form or as otherwise approved by Google in writing from time to time during the Services Term.

3.4. “Client ID” means a unique alphanumeric code provided to and used by Customer as specified by Google for purposes of identifying each query or request. Google may assign and modify the number of Client IDs for each Service from time to time. Customer will use Client IDs as instructed by Google, and will provide such information to Google as Google may reasonably request with respect to the use and application of any Client IDs.

3.5. “Customer’s Technical Contact” means the technical employee of Customer designated on the Cover Page of this Order Form.

3.6. “End Users” of a particular Site or Client Application means individual, human end users who visit or use the applicable Site or Client Application.

3.7. “Order Form Effective Date” means the date designated as such on the Cover Page of this Order Form.

3.8. “Results Page” means a Web page on which Google search and/or advertising results provided under this Agreement are displayed.

3.9. “Search Results” means the search results provided by Google through any search Service ordered by Customer, if any, under this Order Form.

Google Confidential	Page 3	GSA Order Form v4.4 1104

3.10. “Site(s)” means the WebSearch Site(s), and AFS Site(s) collectively. The “WebSearch Site(s),” and “AFS Site(s)” are those Web sites located at the URLs identified as such on the Cover Page(s) of this Order Form, as the same may be amended from time to time as permitted herein. The list of Sites may be updated from time to time subject to Google’s prior written consent.

3.11. “Valid IP Addresses” means those Internet protocol addresses provided by Customer and approved by Google prior to implementation of the applicable Services. The list of Valid IP Addresses may be modified by Customer upon forty-eight (48) hours notice to Google via the online Google Administration Console located at http://console.google.com, or such other URL as may be updated by Google from time to time.

ADSENSE FOR CONTENT

3.12. “AFC Ads” means the advertisements provided by Google to Customer under this Agreement through Google’s AFC Service.

3.13. “AFC Deduction” for any period during the Services Term means the sum of (a) the percentage set forth under “AFC Deduction Percentage” under the AFC Table on the Cover Page of this Order Form of AFC Revenues for such period PLUS (b) agency, referral and third party advertising service provider fees incurred by Google and attributed to AFC Ads provided hereunder in such period.

3.14. “AFC Percentage” means the percentage set forth under the title “Customer’s
AFC Revenue Share Percentage” in the AdSense for Content Table on the Cover Page(s) of this Order Form.

3.15. “AFC Protocol” means the protocol provided by Google for accessing the AFC Services, as such protocol may be updated by Google from time to time.

3.16. “AFC Request” means a request for AFC Ads in connection with a pageview of a page on which AFC Ads are to be displayed.

3.17. “AFC Results Set” means the set of AFC Ads transmitted by Google in response to an AFC Request.

3.18. “AFC Revenues” for any period during the Services Term means ad revenues that are recognized by Google in such period and attributed to AFC Ads displayed on the AFC Site in such period in accordance with the requirements of this Agreement.

3.19. “AFC Service” means Google’s AdSense for Content Service.

3.20. “Net AFC Revenues” for any period means AFC Revenues for such period MINUS the AFC Deduction for such period.

3.21. “Related Ad Links” means related advertising links provided by Google to Customer through Google’s AFC Service.

ADSENSE FOR SEARCH

3.22. “AFS Ads” means the advertisements provided by Google to Customer under this Agreement through Google’s AFS Service.

3.23. “AFS Deduction” for any period during the Services Term means the sum of (a) the percentage set forth under “AFS Deduction Percentage” under the AFS Table on the Cover Page of this Order Form of AFS Revenues for such period PLUS (b) agency, referral and third party advertising service provider fees incurred by Google and attributed to AFS Ads provided hereunder in such period.

3.24. “AFS Percentage” means the percentage set forth under the title “Customer’s AFS Revenue Share Percentage” in the AdSense for Search Table on the Cover Page(s) of this Order Form.

3.25. “AFS Protocol” means the protocol provided by Google for accessing the AFS Services, as such protocol may be updated by Google from time to time.

Google Confidential	Page 4	GSA Order Form v4.4 1104

3.26. “AFS Query” means a query sent to Google by Customer to be processed by Google’s AFS Service.

3.27. “AFS Results Set” means the set of AFS Ads transmitted by Google to Customer in response to an AFS Query.

3.28. “AFS Revenues” for any period during the Services Term means ad revenues that are recognized by Google in such period and attributed to AFS Ads displayed on the AFS Site in such period in accordance with the requirements of this Agreement.

3.29. “AFS Service” means Google’s AdSense for Search Service.

3.30. “Net AFS Revenues” for any period means AFS Revenues for such period MINUS the AFS Deduction for such period.

WEBSEARCH

3.31. “WebSearch Box” means a search box into which End Users may enter queries to search the Web. WebSearch Boxes must be approved by Google and located on a WebSearch Site or in a WebSearch Client Application.

3.32. “WebSearch Query” means a query sent to Google by Customer to be processed by Google’s WebSearch Service.

3.33. “WebSearch Protocol” means the protocol provided by Google for accessing the WebSearch Services, as such protocol may be updated by Google from time to time.

3.34. “WebSearch Results” means WebSearch search results provided by Google through its WebSearch Service.

3.35. “WebSearch Results Set” means the set of WebSearch Results (not to exceed ten (10) individual results) transmitted by Google to Customer in response to a WebSearch Query.

3.36. “WebSearch Service” means Google’s WebSearch Service.

4. WebSearch Services.

4.1. Scope of WebSearch Services. If selected on the Cover Page(s) of this Order Form, during the Services Term and subject to the terms and conditions of this Agreement, Google will provide Customer with WebSearch Results through its WebSearch Service for display on the WebSearch Sites and WebSearch Client Application as permitted herein. Customer agrees to implement the WebSearch Service as provided herein on the WebSearch Sites and WebSearch Client Applications in existence as of the date hereof within thirty (30) days of the Order Form Effective Date, and to maintain such implementation thereafter during the Services Term. Customer agrees to implement the WebSearch Service on any WebSearch Site or WebSearch Client Application added thereafter to the extent permitted herein.

4.2. Implementation of WebSearch Services. Unless otherwise agreed to by Google in writing, Customer shall implement the WebSearch Services in a manner that: (a) conforms to the WebSearch Specifications set forth in the Cover Page(s) of this Order Form, if any; (b) conforms to Google’s brand treatment guidelines for WebSearch as updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/02brand.html; (c) conforms to the screenshots and specifications set forth in Exhibit A attached hereto; and (d) otherwise complies with the technical and implementation requirements provided by Google from time to time, including those instructions contained in the documentation setting forth the WebSearch Protocol. Without limiting the foregoing, Customer acknowledges and agrees to the following:

4.2.1. Search Boxes and Queries. Customer will implement the WebSearch Services and execute WebSearch Queries as described in Exhibit E, which shall be subject to Google’s prior written consent, which shall not be unreasonably delayed. Customer may not implement the WebSearch Services except as permitted hereunder. Unless (and then only to the extent) otherwise approved by Google in writing, Customer understands and agrees that: (a) queries sent to Google for processing under its WebSearch Service may be initiated only by End Users entering text on the WebSearch Site and WebSearch Client Application as provided herein; and (b) Customer shall send any and all queries generated on the WebSearch Sites and WebSearch Client Application as provided in subsection (a) above to Google for processing under its WebSearch Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such WebSearch Queries, either individually or in the aggregate. Notwithstanding anything to the contrary, Google will have no obligation to process WebSearch Queries that are not sent in compliance with the requirements of this Agreement..

Google Confidential	Page 5	GSA Order Form v4.4 1104

4.2.2. Operation of WebSearch Services. Customer will ensure that each WebSearch Query will (a) be from a list of Valid IP Addresses approved by Google for the WebSearch Services; (b) contain a Client ID approved by Google for the WebSearch Services; and (c) include End User IP address and user agent information. Upon Google’s receipt of a WebSearch Query, Google will transmit a WebSearch Results Set, to the extent available, via Google’s network interface in accordance with the WebSearch Protocol. Customer shall then display, in each instance, the entire WebSearch Results Set that corresponds to such WebSearch Query on the applicable WebSearch Site and/or WebSearch Client Application in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such WebSearch Results Set.

4.2.3. Labeling, Branding and Attribution. Each Results Page containing a WebSearch Results Set shall conspicuously display a graphic module, in the form as provided by Google from time to time, that unambiguously indicates that the WebSearch Results Sets are provided by Google. Customer agrees that it shall not place anything on the Site or WebSearch Client Application that in any way implies that information other than the WebSearch Results Sets are provided by Google, unless otherwise expressly provided herein. The Google graphic module shall be, at minimum, 75 x 32 pixels in size and shall be located Above-the-fold, unless otherwise directed by Google.

4.3. License to WebSearch Protocol. Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Services Term to use the WebSearch Protocol solely for the purpose of transmitting WebSearch Queries and other required information and receiving WebSearch Results Sets solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.

5. AdSense for Search Services.

5.1. Scope of AdSense for Search Services. If selected on the Cover Page(s) of this Order Form, during the Services Term and subject to the terms and conditions of this Agreement, Google will provide Customer with AFS Ads through its AFS Service for display on the AFS Sites and AFS Client Applications as permitted herein. Customer agrees to implement the AFS Service as provided herein on the AFS Sites and AFS Client Applications in existence as of the date hereof within thirty (30) days of the Order Form Effective Date, and to maintain such implementation thereafter during the Services Term. Customer agrees to implement the AFS Service on any AFS Site or AFS Client Application added thereafter as permitted herein.

5.2. Implementation of AFS Services. Unless otherwise agreed to by Google in writing, Customer shall implement the AFS Services in a manner that: (a) conforms to the AFS Specifications set forth in the Cover Page(s) of this Order Form, if any; (b) conforms to Google’s brand treatment guidelines for AFS Services as updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/02brand.html; (c) conforms to the screenshots and specifications set forth in Exhibit A attached hereto; and (d) otherwise complies with the technical and implementation requirements provided by Google from time to time, including those instructions contained in the documentation setting forth the AFS Protocol. Without limiting the foregoing, Customer acknowledges and agrees to the following:

5.2.1. AFS Queries. Unless (and then only to the extent) otherwise approved by Google in writing, Customer understands and agrees that: (a) queries sent to Google for processing under its AFS Service may be initiated only by End Users (i) entering text on the AFS Site and AFS Client Application as provided and permitted herein; and (b) Customer shall send any and all queries generated on the AFS Sites and AFS Client Application as provided in subsection (a) above to Google for processing under its AFS Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such AFS Queries, either individually or in the aggregate. Notwithstanding anything to the contrary, Google will have no obligation to process AFS Queries that are not sent in compliance with the requirements of this Agreement.

Google Confidential	Page 6	GSA Order Form v4.4 1104

5.2.2. Operation of AFS Services. Customer will ensure that each AFS Query will (a) be from a list of Valid IP Addresses approved by Google for the AFS Services; (b) contain a Client ID approved by Google for the AFS Services; (c) include End User IP address and user agent information; and (d) request no fewer than the minimum number of AFS Ads per AFS Results Page stated in the Cover Page(s) of this Order Form. Upon Google’s receipt of an AFS Query, Google will transmit an AFS Results Set, to the extent available, via Google’s network interface in accordance with the AFS Protocol. Customer shall then display, in each instance, the entire AFS Results Set that corresponds to such AFS Query on the applicable AFS Site in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such AFS Results Set.

5.2.3. Labeling, Branding and Attribution. Customer shall unambiguously mark each AFS Ad, or each cluster or grouping of AFS Ads, as a “Sponsored Link” or “Sponsored Links,” as the case may be, unless otherwise instructed or agreed by Google. In any event, Google reserves approval authority to ensure that AFS Ads are labeled in a manner so as to sufficiently distinguish them from search results.

5.3. License to AFS Protocol. Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Services Term to use the AFS Protocol solely for the purpose of transmitting AFS Queries and other required information and receiving AFS Result Sets, as applicable, solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.

6. AdSense for Content.

6.1. Scope of AdSense for Content Services. If selected on the Cover Page(s) of this Order Form, during the Services Term and subject to the terms and conditions of this Agreement, Google will provide Customer with AFC Ads and Related Advertising Links through its AFC Service for display as permitted herein on the AFC Site(s). Customer agrees to implement such AFC Service on the AFC Sites as provided herein within thirty (30) days of the Order Form Effective Date, and thereafter during the Services Term. Customer agrees to implement the AFC Service on any AFC Site added thereafter as permitted herein. AFC Ads may not appear on search results, registration, “thank you,” error, email or chat pages, pages comprised primarily of other advertising or pages that contain any of the following types of content: pornographic, obscene or excessively profane content or content intended to advocate or advance computer hacking or cracking, gambling, illegal activity, drug paraphernalia, hate, violence or racial or ethnic intolerance. Google may update the list of prohibited pages from time to time during the Services Term upon written notice.

6.2. Implementation of AFC Services. Unless otherwise agreed to by Google in writing, Customer shall implement AFC Services in a manner that: (a) conforms to the AFC Specifications set forth in the Cover Page(s) of this Order Form, if any; (b) conforms to Google’s brand treatment guidelines for AFC Services as the same may be updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/adsense_guidelines.html and http://www.google.com/wssynd/afc_xml_guidelines.html; (c) conforms to the screenshots and specifications set forth in Exhibit A attached hereto; and (d) otherwise complies with the technical and implementation requirements provided by Google from time to time, including those instructions contained in the documentation setting forth the AFC Protocol. Without limiting the foregoing, Customer acknowledges and agrees to the following:

6.2.1. AFC Requests. Customer shall request AFC Ads for any and all pageviews required to display AFC Ads as provided herein. Notwithstanding anything to the contrary, Google will have no obligation to process AFC Requests that are not sent in compliance with the requirements of this Agreement.

6.2.2. Server Side Implementations. For server side implementations (e.g., XML implementations), each AFC Request (a) must be from a list of Valid IP Addresses approved by Google for the AFC Service; (b) must contain a Client ID approved by Google for the AFC Service; and (c) must include End User IP address and user agent information. Upon Google’s receipt of an AFC Request as described above, Google will transmit AFC Results Set, to the extent available, via Google’s network interface in accordance with the AFC Protocol. Customer shall then display, in each instance, the entire AFC Results Set that corresponds to such AFC Request on the applicable AFC Site in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such AFC Results Set. Customer will not send more than one (1) AFC Request per pageview unless otherwise authorized by Google.

Google Confidential	Page 7	GSA Order Form v4.4 1104

6.2.3. Client Side Implementations. For client side implementations (e.g., iFrame or Javascript data feed implementations), each AFC Request must contain an AFC Client ID provided and used as specified by Google. Upon Google’s receipt of an AFC Request as described above, Google will transmit an AFC Results Set, to the extent available, via Google’s network interface in accordance with the AFC Protocol. Customer’s code shall, in each instance, ensure the display of the entire AFC Results Set that corresponds to such AFC Request in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such AFC Results Set. Customer will not send more than one (1) AFC Request per pageview unless otherwise authorized by Google.

6.2.4. Labeling; Branding and Attribution. AFC Results Set shall be identified with the label “Ads by Google” as reflected in Exhibit __ attached hereto, unless otherwise instructed or agreed by Google.

6.2.5. Related Ad Links. If Customer implements Related Ad Links provided by Google, Customer understands and agrees to the following additional provisions: (a) if applicable, in no event will End User clicks on Related Ad Links, or the display of a Related Ad Links on a Customer Web page in and of itself, qualify as a click on an Ad, or an impression, as the case may be, for purposes of determining Customer’s click or impression guarantees (if any) or Google’s payment or other obligations under this Agreement; and (b) notwithstanding anything to the contrary, Related Ad Links are automatically generated and consequently are provided to Customer “as is,” with no representation, warranty or indemnity, express or implied.

6.3. License to AFC Protocol. Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Services Term to use the AFC Protocol solely for the purpose of transmitting AFC Requests and other required information and receiving AFC Results Sets solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.

7. Client Application. Customer’s Client Application set forth in the Cover Page(s) of this Order Form is hereby approved by Google for purposes of (a) sending WebSearch and AFS Queries to resolve to approved Results Pages on the Sites; provided that, at all times during the Services Term, Customer, and Customer’s Client Application(s), will comply with Google’s Client Application Guidelines, the current form of which is attached hereto as Exhibit B, as such Guidelines may be updated by Google from time to time. Customer represents and warrants that (a) it has read and understands the Client Application Guidelines; and (b) it does, and at all times during the Services Term it will, own, operate and control one hundred percent (100%) of the approved Client Application(s) set forth in the Cover Page(s) of this Order Form. The list of Approved Client Applications may be updated from time to time subject to Google’s prior written consent.

8. Site Modifications. Google acknowledges that Customer may update the design and content of the Sites in a manner consistent with its obligations contained herein; provided that Customer agrees that (a) it shall keep Google informed of all planned material changes to such Sites; and (b) no changes may be made to the look and feel, dimension and/or placement of the WebSearch Results, News Search Results, Image Search Results, AFS Ads, AFC Ads or AFE Ads without obtaining the prior written consent of Google. For the avoidance of doubt, Google may, and the foregoing will in no event limit Google’s ability to, require changes to the look and feel, content or targeting methodology of any such Results or Ads provided herein.

9. Filters.

9.1. General. Certain Services may contain filtering capability, such as SafeSearch, Country Restrict, Language Restrict, AdSafe and other filters. Notwithstanding anything to the contrary, if Customer elects to enable any such filters, Customer expressly acknowledges and agrees (a) it is Customer’s responsibility to enable such features in accordance with the instructions provided by Google in the applicable Service protocol, and (b) that Google cannot and does not make any representation, warranty or covenant that all results will be limited to results elected by enabling such filter(s). For example, but without limiting the foregoing, if Customer elects SafeSearch, Country Restrict, Language Restrict and/or AdSafe, Google cannot and does not make any representation, warranty or covenant that all results will be limited to the countries or languages selected or that all objectionable results will be prevented.

Google Confidential	Page 8	GSA Order Form v4.4 1104

9.2. URL Blocking. During the Services Term, Google will use commercially reasonable efforts to exclude from Ads served under this Agreement Ads that contain the URLs set forth in Exhibit C attached hereto. Notwithstanding anything to the contrary, Customer understands that Google cannot and does not make any representation, warranty or covenant that no Ads will contain any of the URLs listed in Exhibit C.

10. Updates. If Google updates its technical or implementation specifications (including, without limitation, by way of updating the applicable Service protocol or by way of requiring changes to the look and feel, content and targeting methodology of Ads) from time to time as contemplated herein, Customer shall implement such updates or modifications as soon as reasonably practical, but in any event within fifteen (15) days of the date it receives notice thereof.

11. Notice of System Changes. Customer will provide Google with fourteen (14) days’ advance notice of any change in the code or serving technology used to display Google Advertising Results and/or Search Results (e.g., a change in the advertising serving technology used) that could reasonably be expected to have the potential to adversely affect the delivery or display of Google search or advertising results as required by this Agreement (it being understood that notice will in no event relieve Customer of its obligations to display Search and Advertising Results as required hereunder).

12. Optimization. The parties agree to consult in good faith from time to time with the objective of optimizing the performance of Ads served under this Agreement.

13. AdWords Link. Customer agrees to promote the Google AdWords Program (including any successor programs thereto) by placing on the Sites a link in the form as provided by Google from time to time that contains the Google logo, text and a link to facilitate registration of advertisers in the Google AdWords Program (“AdWords Link”). Customer shall provide to Google the URL for any Site page containing an AdWords Link (“AdWords Link Page”) and shall promptly notify Google in writing of any change to any AdWords Link Page. Unless otherwise agreed to by the parties in writing: (a) the specific size and location of the AdWords Link within the AdWords Link Page shall conform to the specifications provided by Google from time to time, and (b) the AdWords Link shall be displayed Above-the-fold.

14. Technical Support. Subject to the terms and conditions of this Agreement, during the Services Term Google shall provide technical support services to Customer in accordance with Google’s support guidelines then in effect for the Services ordered herein. Prior to making any support request to Google, Customer shall first use reasonable efforts to fix any error, bug, malfunction, or network connectivity defect on its own without any escalation to Google. Thereafter, Customer’s Technical Contact may submit a written request for technical support via email to the applicable Google alias set forth below, or such other email address that Google may provide from time to time. Customer shall provide support services to End Users at its own expense.

●	websearch-support@google.com (for WebSearch, News Search and Image Search Services requests)
•	syndication-support@google.com (for AFS, AFE and AFC requests)

15. Exclusivity.

15.1. Customer (which for purposes of this Section 14 shall include all of Customer’s affiliates, and their respective successors and assigns) agrees that during the Services Term Customer: (a) shall not implement on the Sites, Customer Client Applications approved for accessing the Services hereunder or any other property owned and/or operated by Customer and, subject to Sections 14.2 and 14.3 below, any Co-Branded Property (including any successor site or property thereto for all such sites and properties) any search functionality which is the same as or substantially similar in nature to any Services made available by Google to Customer hereunder, and (b) shall not display any search results on the Sites, Customer Client Applications approved for accessing the Services hereunder or any other property owned and/or operated by Customer and, subject to Sections 14.2 and 14.3 below, any Co-Branded Property  (including any successor site or property thereto for all such sites and properties) other than those provided by Google hereunder. Customer also agrees that Google will be the sole provider of pay-for-performance advertising on WebSearch Results pages or Customer Client Applications. *

Google Confidential	Page 9	GSA Order Form v4.4 1104

15.2. The parties acknowledge and agree that Customer may launch and implement website(s) and/or Client Applications(s) substantially similar in nature to the Sites or Customer Client Application, respectively, and that are co-branded with a third party brand and/or logo and previously approved by Google, not to be unreasonably withheld, (the co-branded site and/or Client Application, a "Co-branded Property", and the third party whose brand and/or logos appear on such Co-Branded Property, a "Co-Branded Party ").  For those Co-Branded Parties that are not Google Competitors, if the Co-Branded Party desires and Customer agrees to include web search and advertising services on the Co-Branded Properties substantially similar to the Services provided by Google to Customer, then the exclusitivity provisions of Section 14.1 above shall apply to the applicable Co-Branded Properties.  For the sake of clarity, (i) Customer and the Co-Branded party are not required to implement WebSearch Services and AFS Services on the Co-Branded Properties if the parties do not desire to include search and/or advertising services, and (ii) Customer may not implement any search and/or advertising services other than those provided by Google on Co-Branded Properties that are branded by Co-Branded Parties that are not Google Competitors.  "Google Competitor" means those parties listed on Exhibit D, which Google may update from time to time but no more frequently than once per calendar month.

15.3.  For Google Competitors, (i) if a Google Competitor desires and Customer agrees to include web search and/or advertising services substantially similar in nature to the Services provided by Google to Customer hereunder on Co-Branded Properties, then Customer shall notify Google and Google shall have the right to decide whether Customer can offer Google services to such Google Competitor, and if Google decides that Customer may offer such Google services, then Customer shall make a good faith offer to include the WebSearch Serivces and/or AFS Services on the Co-Branded Properties, (ii) if Google decides that Customer may not offer such Google Services or if the Google Competitor declines to include the WebSearch Services and AFS Services on the Co-Branded Properties after any offer, then Customer and the Google Competitor may include such Google Competitor's web search and/or advertising services that are substantially similar in nature to the WebSearch Service and/or AFS Service, respectively on the applicable Co-Branded Properties and the exclusitivity provision of Section 14.1 shall not apply to such Co-Branded Property and (iii) if the Google Competitor does not have its own web search and/or advertising service that is similar in nature to the WebSearch Service and/or AFS Serice, then the exclusitivity provisions of Section 14.1 shall apply to any Co-Branded Property that is branded by a Google Competitor.

15.4. Customer shall receive the AdSense for Content services on a non-exclusive basis. Notwithstanding the foregoing, Customer may not display AFC Ads on any Results Pages and/or Customer Client Applications that contain advertisements provided by a Google Competitor.

16.	Fees and Payment Terms.

16.1. WebSearch Services. On or before the Order Form Effective Date, Customer shall submit a completed Google credit application form. If applicable, Customer shall pay the non-refundable Annual Service and Support Fee and the first payment of the Monthly WebSearch Fee Minimum as indicated on the Cover Page(s) of the Order Form, which shall be due and payable on the Order Form Effective Date. For all other WebSearch Fees (including Monthly WebSearch Fee Minimums), Google shall bill Customer monthly at the rates stated on the Cover Page(s) of this Order Form and all such fees shall be due and payable “net thirty (30) days” from date of invoice. Within thirty (30) days of the end of each month during the Services Term, Google shall provide Customer with WebSearch Services usage reports in the form generally made available at that time.

16.2. AdSense for Search. Subject to the terms and conditions of this Agreement, for each month during the Services Term Customer shall receive the AFS Percentage of Net AFS Revenues attributable to such month. Google’s obligation to make payments under this Section shall not commence until Google’s technical personnel provide written approval of Customer’s implementation of the AFS Service on each AFS Site, which shall not be unreasonably withheld or delayed. Payments required under this paragraph shall be made by the last day of the calendar month following the calendar month in which the applicable AFS Ads were displayed on the AFS Sites.

16.3. AdSense for Content. Subject to the terms and conditions of this Agreement, for each month during the Services Term Customer shall receive the AFC Percentage of Net AFC Revenues attributable to such month. Google’s obligation to make payments under this Section shall not commence until Google’s technical personnel provide written approval of Customer’s implementation of the AFC Service on each AFC Site, which shall not be unreasonably withheld or delayed. Payments required under this paragraph shall be made by the last day of the calendar month following the calendar month in which the applicable AFC Ads were displayed on the AFC Sites.

Google Confidential	Page 10	GSA Order Form v4.4 1104

16.4. Non-Qualifying Ads. Notwithstanding any of the foregoing, Google shall not be liable for payment in connection with (a) any amounts which result from invalid queries, or invalid impressions of (or clicks on) Ads, generated by any person, bot, automated program or similar device, including, without limitation, through any Fraudulent Act, in each case as reasonably determined by Google; or (b) impressions of Ads or clicks on Ads delivered through an implementation which is not initially approved by Google pursuant to the Agreement or subsequently fails to meet Google’s implementation requirements and specifications. The number of queries, and impressions of and clicks on Ads, as reported by Google, shall be the number used in calculating payments hereunder.

16.5. Methods of Payment.

16.5.1. Payments to Google. All payments due to Google shall be in the currency specified in this Order Form. Any charges for converting foreign currency shall be the responsibility of Customer and shall be invoiced accordingly. If paid in US dollars, payments to Google shall be made preferably via wire transfer with the following instructions:

Wells Fargo Bank	ABA #	Account #
Palo Alto, California USA	Google Inc.	Federal Tax I.D. # 77-0493581

If paid in US dollars and not wired to Google, payment shall be made by check for receipt by Google at the address specified on the Cover Page of this Order Form (or such other address as Google may provide Customer in writing from time to time for such purpose) on or before the payment due date. If payment is made in any other currency, payment shall be made by wire pursuant to the wire instructions specified below on this Order Form (or if no applicable wire instructions are specified, payment shall be made using the US wire transfer instructions above). Delinquent payments due to Google shall bear interest at the rate of one-and-one-half percent (1.5%) per month (or the highest rate permitted by law, if less) from the payment due date until paid in full. Customer will be responsible for all reasonable expenses (including legal fees) incurred by Google in collecting unpaid or delinquent amounts. In addition, Google may suspend performance and/or terminate this Order Form upon seven (7) days written notice if Customer fails to make any required payment when due unless such payment is made within such seven (7) day notice period. If Google reasonably deems itself insecure with respect to Customer’s ability to meet its financial obligations under the Agreement, Google may, at its sole option, modify the payment terms or require other reasonable assurances or forms of security prior to providing or continuing to provide any Services.

16.5.2. Payments to Customer. Payments to Customer (if by wire transfer) shall be made pursuant to the wire transfer instructions specified on this Order Form. In addition, Customer acknowledges that Google may, at its option, offset any payment obligations to Customer that Google may incur hereunder against any product or service fees (including late fees) owed and not yet paid by Customer under this Agreement or any other agreement between Customer and Google, in addition to whatever other rights and remedies Google may have hereunder or thereunder. In addition, Google reserves the right to withhold and offset against its payment obligations hereunder, or require Customer to pay to Google (within thirty (30) days of any invoice therefor), any amounts Google may have overpaid to Customer in prior periods.

17. Authority to Bind. Each of Customer’s and Google’s signatory to this Order Form represents and warrants that he or she has the power and authority to accept and bind Customer and Google, as the case may be, to the terms of this Order Form.

This Order Form may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

Google: GOOGLE INC.	Customer: GuruNet Corporation

By: /s/ Joan Braddi	By: /s/ Robert S. Rosenschein

Print Name: Joan Braddi	Print Name: Robert S. Rosenschein

Title: VP Search Services	Title: CEO

Date: January 28, 2005	Date: Jan 27, 2005

Google Confidential	Page 11	GSA Order Form v4.4 1104